CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-46922 on Form N-1A of our report dated February 10, 2022, relating to the financial statements and financial highlights of the VP Inflation Protection Fund, the fund comprising American Century Variable Portfolios II, Inc., appearing in the Annual Report on Form N-CSR of American Century Variable Portfolios II, Inc. for the year ended December 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Kansas City, Missouri
April 13, 2022